UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): November 2, 2006

APRIA HEALTHCARE GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14316 (Commission File Number)	33-0488566 (I.R.S. Employer Identification Number)

26220 Enterprise Court Lake Forest, California (Address of principal executive offices)	92630 (Zip Code)

Registrant’s telephone number: (949) 639-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

Agreements with New Chief Financial Officer. The company has entered into an employment agreement and a noncompetition agreement with Chris A. Karkenny who will become the company’s Executive Vice President and Chief Financial Officer on November 13, 2006. The terms of those agreements and of his employment relationship with the company generally are more fully disclosed in Item 5.02 of this current report, which disclosure is incorporated herein by reference. The complete text of the agreements mentioned in this disclosure is included in the exhibits to this current report on Form 8-K, and the summaries included in this report are qualified in their entirety by reference thereto.

Item 5.02.       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of New Chief Financial Officer. On November 6, 2006, Apria Healthcare Group Inc. issued a press release announcing that Chris A. Karkenny will become the company’s Executive Vice President and Chief Financial Officer on November 13, 2006. A copy of the press release is furnished (not filed) as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Karkenny is currently 38 years of age. He was most recently employed as Senior Vice President of Corporate Development and Treasury Operations of PacifiCare Health Systems, Inc., one of the leading consumer health organizations in the United States, from 2003 to 2006. He previously served as Chief Executive Officer of NetCatalyst, a Santa Monica, California based investment banking firm, from 1999 to 2002. Neither of the companies with which he has been employed during the past five years is affiliated with the company.

Employment Agreement. Pursuant to his employment agreement, Mr. Karkenny’s annual base salary has been established at $400,000, subject to increases at the discretion of the company. Mr. Karkenny is also entitled to participate in Apria’s annual bonus, incentive, 401(k) and other benefit programs generally available to executive officers of the company. As further compensation, on the date his employment becomes effective Mr. Karkenny will receive a ten-year nonqualified stock option to purchase 300,000 shares of Apria’s common stock at a per share exercise price equal to the fair market value of a share of such stock on the date of grant, with vesting to occur in three 100,000 share increments on each of the three next ensuing anniversaries of that date. In addition, Mr. Karkenny will be granted 30,000 shares of restricted stock which shall vest in three 10,000 share increments on each of the first three anniversaries of the date his employment becomes effective. The vesting of both equity grants will generally be subject to his continued employment with the company through the applicable vesting dates and the terms and conditions of the Apria Healthcare Group Inc. 2003 Performance Incentive Plan.

If the company terminates Mr. Karkenny’s employment without cause, or if he terminates his employment with good reason (as defined in the agreement), Mr. Karkenny shall be entitled to receive a lump sum cash payment in an amount equal to two times the sum of (i) his then current base salary, (ii) the average of his two most recent annual bonuses, and (iii) an additional amount equal to the annual cost for Mr. Karkenny to obtain certain post employment medical insurance. Mr. Karkenny will also receive an indemnification on an after-tax basis in the event he incurs an excise tax under Section 4999 of the Internal Revenue Code during the first three years of his employment.

Noncompetition Agreement. Mr. Karkenny has also entered into a noncompetition agreement with the company which includes covenants of confidentiality and, in the event of a change in control (as defined in the agreement) of the company, a covenant not to compete with the company for one year following his termination of employment. Pursuant to the agreement, Mr. Karkenny will be entitled to receive payments totaling $750,000 in exchange for this restriction if his employment is terminated by the company without cause or by Mr. Karkenny with good reason.

Copies of the employment agreement and the noncompetition agreement are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01.       Financial Statements and Exhibits

(d)	Exhibits:
Exhibit Number 99.1 10.1 10.2

Reference
Press release issued by Apria on November 6, 2006.

Employment Agreement effective as of November 13, 2006 between registrant and Chris A. Karkenny.

Noncompetition Agreement effective as of November 13, 2006 between registrant and Chris A. Karkenny.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APRIA HEALTHCARE GROUP INC. Registrant
November 6, 2006	/s/ ROBERT S. HOLCOMBE Robert S. Holcombe Executive Vice President, General Counsel and Secretary